EXHIBIT 4.3
CYTRX CORPORATION
11726 San Vicente Boulevard, Suite 650
Los Angeles, California 90049
March 30, 2007
American Stock Transfer & Trust Company
40 Wall Street
New York, New York 10005
Attention: Corporate Trust Department

Re:	Amendment No. 2 to Shareholder Protection Rights Agreement dated as of April 16, 1997, as amended by Amendment No. 1 thereto dated February 11, 2002 (as so amended, the “Rights Agreement”) between CytRx Corporation (“CytRx”) and American Stock Transfer & Trust Company

Ladies and Gentlemen:
Pursuant to Section 5.4 of the Rights Agreement, by resolution duly adopted on February 12, 2007 by the Board of Directors of CytRx, the Rights Agreement is hereby amended as follows:
1. The definition of “Expiration Time” in Section 1.1 of the Rights Agreement is hereby deleted and replaced in its entirely with the following:
” ‘Expiration Time’ shall mean the earliest of (i) the Exchange Time, (ii) April 16, 2017 and (iii) upon the merger of the Company into another corporation pursuant to an agreement entered into prior to a “Flip-In Date.”
2. Except as expressly amended hereby, the Rights Agreement shall remain in full force and effect.
3. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement.
4. This Amendment No. 2 shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law principles thereof.
5. This Amendment No. 2 may be executed in counterparts. Each such counterpart shall be deemed to be an original, and such counterparts, together, shall be deemed to be one and the same agreement.
6. This Amendment No. 2 shall be effective as of the date hereof, and all references to the Rights Agreement shall, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.

American Stock Transfer & Trust Company
March 30, 2007

Very truly yours,
/s/ Steven A. Kriegsman
President and Chief Executive Officer
CytRx Corporation
Accepted and agreed to as of the date
first written above:
American Stock Transfer & Trust Company

By:	/s/ HERBERT L. LEMMER
Name:	Herberet L. Lemmer
Title:	Vice President